NEWS RELEASE

The Hartford Announces First Quarter 2020 Financial Results and Impact of COVID-19

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First quarter 2020 net income available to common stockholders of $268 million ($0.74 per diluted share) decreased 57% from first quarter 2019, and core earnings* of $485 million (core earnings per diluted share* of $1.34) declined 4% from first quarter 2019

•	Net income ROE for the trailing 12-month period ended March 31, 2020, was 11.8% and core earnings ROE* for the same period was 13.3%

•	Book value per diluted share was $41.42, down 6% from December 31, 2019; book value per diluted share excluding accumulated other comprehensive income (AOCI)* rose 1% to $44.07

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In the first quarter, The Hartford returned $258 million to shareholders, consisting of $108 million in common stockholder dividends paid and $150 million of common share repurchases. The Company has $650 million remaining under its $1.0 billion share repurchase authorization. The Company paused share repurchase activity as it continues to monitor the evolving impacts of COVID-19

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The impact to The Hartford's underwriting operations from COVID-19 was approximately $50 million, before tax. The Company continues to monitor the effects of COVID-19 and will work closely with our impacted customers

HARTFORD, Conn., Apr. 29, 2020 – The Hartford (NYSE: HIG) today announced financial results for the first quarter ended March 31, 2020.

“The COVID-19 pandemic has forced unprecedented change in all aspects of society and the global economy. My thoughts and prayers are with those suffering the effects of the virus. I extend my deepest gratitude to the health care workers and those on the front line courageously and selflessly fighting this pandemic,” said Christopher Swift, Chairman and CEO.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Doug Elliot, President of The Hartford further commented, “As Chris stated, this crisis has challenged all aspects of daily life with wide-ranging impacts to our stakeholders. We have adjusted operational policies to help agents and customers adapt to the financial effects of this pandemic and I have been inspired by our employees and their dedication during these difficult times. In the quarter, pricing momentum in middle market remained strong. Excluding workers’ compensation, standard commercial rate increases in this line were 9.4 percent and accelerated during the quarter. In Global Specialty, the underwriting actions we took to improve profitability coupled with rigorous execution on renewal pricing, drove the improvement in our underwriting margins. As the next few months unfold we will continue to help our customers prevail, while maintaining a culture of underwriting and pricing discipline for the long-run."

Chairman and CEO Christopher Swift further commented, “We entered 2020 in a position of strength, focused on execution to build on the momentum in our businesses. In the first quarter we generated an industry leading twelve month ROE on core earnings of 13.3 percent. At The Hartford we live our purpose; we underwrite Human Achievement. The global pandemic has changed the immediate circumstances, but we have an unwavering commitment to our people, customers, partners, and communities. With the combination of our purpose, talented and dedicated employees, and a strategy for future success, I am confident we will manage through this difficult time and continue to thrive."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Mar 31 2020	Mar 31 2019	Change[1]
Net income available to common stockholders	$268	$625	(57)%
Net income available to common stockholders per diluted share[2]	$0.74	$1.71	(57)%

Core earnings	$485	$507	(4)%
Core earnings per diluted share	$1.34	$1.39	(4)%

Book value per diluted share	$41.42	$38.36	8%
Book value per diluted share (ex. AOCI)	$44.07	$40.79	8%

Net income (loss) available to common stockholders' return on equity (ROE)[3], last 12-months	11.8%	13.5%	(1.7)
Core earnings ROE[3], last 12-months	13.3%	11.5%	1.8
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful
[2] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

First quarter 2020 net income available to common stockholders was $268 million, or $0.74 per diluted share, down 57% from first quarter 2019. The decrease was principally attributed to net realized capital losses in 2020, largely driven by both realized and unrealized losses on our equity investment portfolio, compared with net realized capital gains in 2019, and to net unfavorable prior accident year development (PYD) on legacy Navigators reserves which, while covered by reinsurance, was recognized as a deferred gain on retroactive reinsurance.

Core earnings of $485 million, or $1.34 per diluted share, declined 4% from first quarter 2019, primarily due to a decrease in income from our retained investment in Talcott Resolution, lower net investment income, higher insurance operating costs and other expenses, and COVID-19 related short-term disability and paid family leave reserves in first quarter 2020, largely offset by lower current accident year (CAY) catastrophe (CATs) losses and favorable mortality on group life business.

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Property & Casualty (P&C) underwriting results were relatively flat with 2019 as lower CAY CATs were offset by a change to unfavorable PYD. Underlying underwriting results, which exclude CATs and PYD, were up slightly from the prior year including the effect of favorable non-CAT weather and lower auto claim frequency, largely offset by higher underwriting expenses in Commercial Lines

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In Group Benefits, the Company incurred an estimated $13 million, after-tax, of short-term disability and New York paid family leave reserves in March due to COVID-19, though this was more than offset by better mortality experience in group life, including favorable emergence on fourth quarter 2019 claims

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Net investment income of $459 million, before tax, was $11 million below first quarter 2019 due to valuation declines on equity fund investments that mark-to-market through net investment income, a lower yield on fixed maturity investments resulting from reinvesting at lower rates and a lower yield on variable rate investments, partially offset by a higher level of invested assets, primarily due to the acquisition of Navigators Group

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The Hartford was impacted by approximately $50 million, before tax, in underwriting operations related to the COVID-19 pandemic including higher short-term disability claims and new benefits under New York's revised Disability and Paid Family Leave legislation in Group Benefits as well as a reduction in estimated audit premiums receivable and an increase in the allowance for current expected credit losses (CECL), including on premiums receivable, reinsurance recoverables and other balances

March 31, 2020 book value per diluted share of $41.42 declined 6% from $43.85 at December 31, 2019, principally due to a $1.1 billion, after-tax, decrease in net unrealized gains on fixed maturities driven by widening credit spreads, partially offset by lower interest rates.

Book value per diluted share (excluding AOCI) of $44.07 as of March 31, 2020, increased 1% from $43.71 at December 31, 2019, primarily due to net income in excess of stockholder dividends and share repurchases in the quarter.

In the first quarter, The Hartford returned $258 million to shareholders, consisting of $108 million in common stockholder dividends paid and $150 million of common share repurchases. The Company has $650 million remaining under its $1.0 billion share repurchase authorization. The Company paused share repurchase activity as it continues to monitor the evolving impacts of COVID-19.

The annualized net income available to common stockholder ROE (net income ROE) at March 31, 2020 was 11.8% compared to net income ROE of 13.5% in 2019. The core earnings ROE at March 31, 2020 was 13.3% compared to 11.5% in the same period of 2019.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2020	Mar 31 2019	Change
Net income	$121	$363	(67)%
Core earnings	$262	$274	(4)%
Written premiums	$2,408	$1,949	24%
Underwriting gain*	$20	$70	(71)%
Underlying underwriting gain*	$116	$130	(11)%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	59.3	58.4	0.9
Current accident year catastrophes	2.4	3.9	(1.5)
Prior accident year development (PYD)	1.8	(0.6)	2.4
Expenses	35.2	34.0	1.2
Policyholder dividends	0.4	0.3	0.1
Combined ratio	99.1	96.1	3.0
Impact of catastrophes and PYD on combined ratio	(4.2)	(3.3)	(0.9)
Underlying combined ratio*	94.9	92.7	2.2

First quarter 2020 net income of $121 million decreased $242 million, or 67%, from first quarter 2019 principally due to a change from net realized capital gains in 2019 to net realized capital losses in 2020 and unfavorable PYD in first quarter 2020 due to recognizing a deferred gain on retroactive reinsurance related to Navigators Group, partially offset by an increase in net investment income, largely driven by the acquisition of Navigators Group.

PYD in first quarter 2020 included $29 million of adverse development related to Navigators Group on 2018 and prior accident years that is not included in core earnings, principally related to prior year marine and Lloyd's Syndicate catastrophe reserves. While this reserve development was economically ceded to National Indemnity Company under an adverse development cover (ADC), the $29 million ceded to National Indemnity Company in first quarter 2020 was recognized as a deferred gain. Under retroactive reinsurance accounting, cumulative ceded losses in excess of ceded premium paid of $91 million are deferred and recognized as a benefit to income over the period recoveries are received in cash. As of March 31, 2020, the Company has cumulatively ceded $136 million of Navigators Group losses to National Indemnity Company with $164 million of limit remaining under the ADC.

First quarter 2020 core earnings of $262 million were down 4% from $274 million in first quarter 2019 due to:

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Underlying underwriting gain of $116 million, which does not include the impact of the deferred gain, was down $14 million from first quarter 2019, primarily due to increased underwriting expenses, largely driven by an increase in anticipated credit losses on premiums receivable in first quarter 2020 and the effect of reductions in state taxes and assessments recognized in first quarter 2019, partially offset by;

•	Lower CAY CATs versus the prior year due to relatively mild winter weather

•	Higher net investment income of $277 million, before tax, which rose 7% compared to first quarter 2019 reflecting an increased invested asset base from the Navigators acquisition

First quarter 2020 written premiums of $2.4 billion increased 24% over first quarter 2019, driven by the acquisition of Navigators Group.

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Excluding Navigators, first quarter 2020 written premiums were relatively flat as increases in Small Commercial package business and Middle Market industry verticals were offset by declines in workers' compensation in both Small Commercial and Middle Market

•	Decreases in Standard Commercial new business and lower premium retention in Middle Market offset higher premium retention in Small Commercial

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First quarter 2019 included $32 million of new business from the 2018 Foremost renewal rights agreement. Excluding the new business from this agreement, Small Commercial new business was up 10% in first quarter 2020

Combined ratio was 99.1 in first quarter 2020, 3.0 points higher than 96.1 in first quarter 2019. Underlying combined ratio of 94.9 increased 2.2 points from first quarter 2019 primarily due to the inclusion of Navigators results in Global Specialty, which typically runs at a higher combined ratio, a higher underwriting expense ratio, and ongoing rate pressure in workers' compensation, principally in Small Commercial, partially offset by lower non-CAT property losses, primarily on Small Commercial package business.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2020	Mar 31 2019	Change
Net income (loss)	$98	$96	2%
Core earnings (loss)	$117	$82	43%
Written premiums	$744	$771	(4)%
Underwriting gain (loss)	$103	$54	91%
Underlying underwriting gain	$104	$87	20%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	59.8	62.6	(2.8)
Current accident year catastrophes	2.5	4.3	(1.8)
Prior accident year development (PYD)	(2.3)	(0.1)	(2.2)
Expenses	26.7	26.5	0.2
Combined ratio	86.7	93.2	(6.5)
Impact of catastrophes and PYD on combined ratio	(0.2)	(4.2)	4.0
Underlying combined ratio	86.6	89.1	(2.5)

Net income of $98 million in first quarter 2020 was $2 million higher than first quarter 2019 as the increase in underwriting gain was largely offset by a change from net realized capital gains in 2019 to net realized capital losses in 2020.

Core earnings of $117 million in first quarter 2020 were $35 million higher than $82 million in first quarter 2019:

•	Underwriting gain of $103 million was $49 million better than first quarter 2019 due to higher CAY margins before CATS and an increase in favorable PYD and lower CAY CATs

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Underlying underwriting gain of $104 million increased 20% due to a lower CAY loss and loss adjustment expense ratio before CATs in both auto and home, partially offset by the effect of lower earned premium

•	Net investment income of $41 million, before tax, declined 2% compared to $42 million, before tax, in first quarter 2019

Written premiums of $744 million were down 4% from first quarter 2019 with declines in both auto and homeowners. New business premiums of $75 million increased 4% reflecting growth in both auto (up 4%) and homeowners (up 6%).

Combined ratio was 86.7 in first quarter 2020, 6.5 points better than first quarter 2019. Underlying combined ratio of 86.6 was 2.5 points better than first quarter 2019 principally due to lower auto claim frequency, driven by both the economic effects of COVID-19 and mild winter weather, and to lower non-CAT property weather losses in homeowners.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2020	Mar 31 2019	Change
Net income	$104	$118	(12)%
Core earnings	$115	$122	(6)%
Fully insured ongoing premiums (ex. buyout premiums)	$1,323	$1,362	(3)%
Loss ratio	71.9%	74.7%	(2.8)
Expense ratio	26.2%	23.4%	2.8
Net income margin	6.9%	7.7%	(0.8)
Core earnings margin*	7.8%	8.0%	(0.2)

Net income of $104 million decreased $14 million, or 12%, from first quarter 2019 in part due to net realized capital losses of $8 million, before tax, in first quarter 2020 compared to net realized capital gains of $5 million, before tax, in first quarter 2019.

Core earnings of $115 million reflect improved life mortality, continued strong disability incidence and recoveries and estimated claims related to COVID-19. Results were $7 million, or 6%, lower than first quarter 2019 primarily due to an increase in insurance operating costs and other expenses, an increase in the group disability loss ratio and a decrease in net investment income.

Fully insured ongoing premiums were down 3%, compared to first quarter 2019, due to lower persistency.

Loss ratio of 71.9% improved 2.8 points from first quarter 2019 due to an improved group life loss ratio partially offset by the estimated impacts from COVID-19 related claims:

•	Total group life loss ratio of 74.6%, was 6.7 points lower than first quarter 2019 due to lower mortality, including favorable development on 2019 incurral year claims

•	Total disability loss ratio deteriorated 1.9 points to 71.5% as continued strong incidence and recoveries were offset by estimated losses related to COVID-19 claims.

Expense ratio of 26.2% was 2.8 points higher than first quarter 2019 due to increased IT and operating expenses as well as a reduction in state taxes and assessments in first quarter 2019.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2020	Mar 31 2019	Change
Net income	$36	$30	20%
Core earnings	$44	$28	57%
Daily average Hartford Funds AUM	$119,632	$112,210	7%
Mutual Funds and exchange-traded products (ETP) net flows	$(1,424)	$874	NM
Total Hartford Funds assets under management (AUM)	$102,153	$117,589	(13)%

Net income of $36 million and core earnings of $44 million were up $6 million and $16 million, respectively, compared with first quarter 2019, primarily due to higher investment management fee revenue and a reduction in contingent consideration payable related to the 2016 Lattice acquisition, with the increase in net income partly offset by a change from net realized capital gains in 2019 to net realized capital losses in 2020.

Despite the decline in equity markets in the latter half of the first quarter, average daily AUM of $120 billion in first quarter 2020, was up 7% from first quarter 2019.

Total AUM of $102 billion decreased 13% from March 31, 2019, driven primarily by market depreciation and, to a lesser extent, net outflows.

Mutual fund and ETP net outflows totaled $1.4 billion in first quarter 2020, compared with net inflows of $874 million in first quarter 2019 primarily due to the decline in markets driven by the economic effects of COVID-19 pandemic.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2020	Mar 31 2019	Change
Net income (loss)	$(91)	$—	NM
Core loss	$(64)	$(15)	NM
Net investment income, before tax	$9	$24	(63)%
Interest and preferred dividend expense, before tax	$69	$69	—%

Net loss of $91 million in first quarter 2020 compared with no net income or loss in first quarter 2019, primarily due to a change from net realized capital gains in 2019 to net realized capital losses in 2020, lower net investment income, and a change from earnings of $28 million, before tax, in 2019 to a loss of $4 million, before tax, in 2020 on the Company's retained equity interest in Talcott Resolution.

First quarter 2020 core losses of $64 million increased $49 million compared with first quarter 2019 mostly due to lower net investment income and the reduction in earnings from the Company's retained equity interest in Talcott Resolution.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2020	Mar 31 2019	Change

Net investment income, before tax	$459	$470	(2)%
Annualized investment yield, before tax	3.7%	4.1%	(0.4)
Annualized investment yield, before tax, excluding LPs*	3.3%	3.7%	(0.4)
Annualized LP yield, before tax	13.2%	13.4%	(0.2)
Annualized investment yield, after tax	3.0%	3.4%	(0.4)

First quarter 2020 consolidated net investment income declined 2% to $459 million, before tax, due to valuation declines on equity fund investments that mark-to-market through net investment income, a lower yield on fixed maturity investments resulting from reinvesting at lower rates and a lower yield on variable rate investments, partially offset by higher asset levels from Navigators. Income from LPs was $58 million, before tax, in first quarter 2020, up 4% from $56 million, before tax, in first quarter 2019 due to higher valuations of private equity funds.

Total invested assets declined 5% from December 31 2019, due to a decrease in the valuation of fixed maturities driven by the widening of credit spreads, a decline in short-term investments due to the pay down of $500 million in debt, and mark-to-market losses on equity securities from a decline in equity market levels.

During the quarter, the Company recorded net impairments of $17 million, pre-tax, consisting of $12 million that were credit related primarily to a single issuer in the cruise line industry, and $5 million of intent to sell impairments mostly related to an energy sector issuer and one emerging market issuer.

Near the end of the first quarter, we began reinvesting interest receipts and proceeds of maturing fixed maturities into short-term instruments to enhance liquidity.

CONFERENCE CALL
The Hartford will discuss its first quarter 2020 financial results on a webcast at 9 a.m. EDT on Thursday, Apr. 30, 2020. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2020, and the First Quarter 2020 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the Company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2019 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate		Consolidated
Earned premiums	$2,265	$774	$—	$1,348	$—	$4		$4,391
Fee income	8	9	—	43	247	13		320
Net investment income	277	41	16	115	1	9		459
Other revenues	—	19	—	—	—	(2)		17
Net realized capital losses	(143)	(23)	(7)	(8)	(11)	(39)		(231)
Total revenues	2,407	820	9	1,498	237	(15)		4,956
Benefits, losses, and loss adjustment expenses	1,439	464	—	1,007	—	6		2,916
Amortization of DAC	356	64	—	13	4	—		437
Insurance operating costs and other expenses	456	168	3	339	189	21		1,176
Interest expense	—	—	—	—	—	64		64
Amortization of other intangible assets	7	1	—	11	—	—		19
Total benefits, losses and expenses	2,258	697	3	1,370	193	91		4,612
Income (loss) before income taxes	149	123	6	128	44	(106)		344
Income tax expense (benefit)	28	25	1	24	8	(15)		71
Net income (loss)	121	98	5	104	36	(91)		273
Preferred stock dividends	—	—	—	—	—	5		5
Net income (loss) available to common stockholders	121	98	5	104	36	(96)		268
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses, excluded from core earnings, before tax	143	23	7	8	11	40		232
Change in deferred gain on retroactive reinsurance, before tax	29	—	—	—	—	—	—	29
Integration and transaction costs associated with an acquired business, before tax	8	—	—	5	—	—		13
Income tax benefit	(39)	(4)	(1)	(2)	(3)	(8)		(57)
Core earnings (losses)	$262	$117	$11	$115	$44	$(64)		$485

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2019
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$1,777	$799	$—	$1,364	$—	$—	$3,940
Fee income	9	9	—	45	238	13	314
Net investment income	259	42	22	121	2	24	470
Other revenues	—	19	—	—	—	34	53
Net realized capital gains	115	19	9	5	2	13	163
Total revenues	2,160	888	31	1,535	242	84	4,940
Benefits, losses, and loss adjustment expenses	1,097	533	—	1,053	—	2	2,685
Amortization of DAC	274	65	—	13	3	—	355
Insurance operating costs and other expenses	345	170	3	315	202	13	1,048
Interest expense	—	—	—	—	—	64	64
Amortization of other intangible assets	2	1	—	10	—	—	13
Total benefits, losses and expenses	1,718	769	3	1,391	205	79	4,165
Income before income taxes	442	119	28	144	37	5	775
Income tax expense	79	23	5	26	7	5	145
Net income	363	96	23	118	30	—	630
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	363	96	23	118	30	(5)	625
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(113)	(18)	(9)	(5)	(2)	(13)	(160)
Integration and transaction costs, before tax	1	—	—	9	—	—	10
Income tax expense	23	4	2	—	—	3	32
Core earnings (losses)	$274	$82	$16	$122	$28	$(15)	$507

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2020, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Mar 31 2020	Mar 31 2019	Mar 31 2020	Mar 31 2019	Mar 31 2020	Mar 31 2019
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.7%	4.1%	3.6%	4.2%	4.0%	4.2%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.4)%	(0.4)%	(0.4)%	(0.4)%	(0.3)%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.3%	3.7%	3.2%	3.8%	3.7%	3.9%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Mar 31 2020	Dec 31 2019	Change
Book value per diluted share	$41.42	$43.85	(6%)
Per diluted share impact of AOCI	$2.65	$(0.14)	NM
Book value per diluted share (excluding AOCI)	$44.07	$43.71	1%

(0.2201257862)

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:

•
Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.

•
Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.

•	Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.

•
Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.

•
Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.

•
Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.

•
Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.

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Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2020 and 2019, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2020.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2020 and 2019, is set forth below.

	Three Months Ended
Margin	Mar 31 2020	Mar 31 2019	Change
Net income margin	6.9%	7.7%	(0.8)
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	0.6%	(0.3)%	0.9
Integration and transaction costs associated with acquired business, before tax	0.3%	0.6%	(0.3)
Income tax benefit	(0.1)%	—%	(0.1)
Impact of excluding buyouts from denominator of core earnings margin	0.1%	—%	0.1
Core earnings margin	7.8%	8.0%	(0.2)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2020 and 2019 is provided in the table below.

	Three Months Ended
	Mar 31 2020	Mar 31 2019	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$0.74	$1.71	(57)%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	0.64	(0.44)	NM
Integration and transaction costs associated with an acquired business, before tax	0.04	0.03	33%
Change in deferred gain on retroactive reinsurance, before tax	0.08	—	NM
Income tax expense (benefit) on items excluded from core earnings	(0.16)	0.09	NM
Core earnings per share	$1.34	$1.39	(4)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Mar 31 2020	Mar 31 2019
Net income (loss) available to common stockholders ROE	11.8%	13.5%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital gains excluded from core earnings, before tax	—	(0.5)
Loss on extinguishment of debt, before tax	0.6	—
Loss on reinsurance transactions, before tax	0.6	—
Integration and transaction costs associated with an acquired business, before tax	0.6	0.3
Changes in loss reserves upon acquisition of a business, before tax	0.7	—
Change in deferred gain on retroactive reinsurance, before tax	0.3	—
Income tax expense (benefit) on items not included in core earnings	(0.6)	(0.3)
Loss (income) from discontinued operations, after tax	—	(1.1)
Impact of AOCI, excluded from core earnings ROE	(0.7)	(0.4)
Core earnings ROE	13.3%	11.5%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Mar 31 2020	Mar 31 2019	Mar 31 2020	Mar 31 2019	Mar 31 2020	Mar 31 2019
	Consolidated		P&C		Group Benefits
Total net investment income	$459	$470	$334	$323	$115	$121
Income from limited partnerships and other alternative assets	(58)	(56)	(48)	(46)	(10)	(10)
Net investment income excluding limited partnerships and other alternative investments	$401	$414	$286	$277	$105	$111

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended March 31, 2020 and 2019, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended March 31, 2020 and 2019, is set forth below:

COMMERCIAL LINES

	Three Months Ended
	Mar 31 2020	Mar 31 2019
Net income	$121	$363
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	(1)	1
Net investment income	(277)	(259)
Net realized capital gains	143	(115)
Other expense (income)	6	1
Income tax expense	28	79
Underwriting gain	20	70
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	55	70
Prior accident year development	41	(10)
Underlying underwriting gain	$116	$130

PERSONAL LINES

	Three Months Ended
	Mar 31 2020	Mar 31 2019
Net income	$98	$96
Adjustments to reconcile net income to underwriting gain
Net servicing income	(2)	(3)
Net investment income	(41)	(42)
Net realized capital losses (gains)	23	(19)
Other expense	—	(1)
Income tax expense (benefit)	25	23
Underwriting gain	103	54
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	19	34
Prior accident year development	(18)	(1)
Underlying underwriting gain	$104	$87

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to the Pandemic Caused by the Spread of the Novel Strain of Coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”): impacts of COVID-19 including on the Company's insurance and product related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; financial risk related to the continued reinvestment of our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, and foreign currency exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate (LIBOR) on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: the impact on capital requirements due to various factors, including many that are outside the company’s control, such as National Association of Insurance Commissioners risk based capital formulas, Funds at Lloyd's and Solvency Capital Requirements, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; state and international regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;
Strategic and Operational Risks: the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures including the challenges of integrating acquired companies or businesses or separating from our divested businesses that may result in our not being able to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; and the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of changes in federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.